UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2006

CONIHASSET CAPITAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-52011 (Commission File Number)	20-4414490 (I.R.S. Employer Identification No.)

21 Custom House Street, 9th Floor
Boston, MA 02110
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 320-8347

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 10, 2006, the Board of Directors (the “Board”) of Conihasset Capital Partners, Inc. (the “Company”) appointed Paul D. Sonkin to serve as a member of the Board. Mr. Sonkin is expected to be named to the Investment Committee.

Paul D. Sonkin is the portfolio manager of The Hummingbird Value Fund, The Hummingbird Microcap Value Fund, The Hummingbird Concentrated Fund and the Tarsier Nanocap Value Fund. Mr. Sonkin started the Hummingbird Funds in December 1999. Mr. Sonkin is currently an adjunct professor at Columbia University Graduate School of Business, where he teaches courses on security analysis and value investing. He is a member of the boards of directors of Vodavi Technologies Inc. and Meade Instruments Corp. He was previously a senior analyst at First Manhattan & Co., a firm that specializes in mid and large cap value investing. Before that, he was an analyst and portfolio manger at Royce & Associates, the investment advisor to the Royce Funds. Royce & Associates practice small and micro cap value investing. Prior to receiving an MBA from Columbia University, Mr. Sonkin worked at Goldman Sachs & Co. and at the U.S. Securities and Exchange Commission. He is a co-author of Value Investing: From Graham to Buffett and Beyond., (John Wiley & Sons, Inc, 2001).

As previously disclosed, on November 3, 2006, the Company sold 100,000 shares of its common stock, at the offering price of $5 per share, to each of The Hummingbird Microcap Value Fund, LP and The Hummingbird Value Fund, LP (the “Funds”), both managed by Hummingbird Management, LLC, for the aggregate amount of $1 million. Mr. Sonkin is the managing member of both Hummingbird Management, LLC and Hummingbird Capital, LLC, the general partner of the Funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONIHASSET CAPITAL PARTNERS, INC.

Date: November 14, 2006	By:	/s/ Richard D. Bailey
Richard D. Bailey President and Chief Executive Officer